Exhibit 99.B(j)(3)

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ING Variable Portfolios, Inc.

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for ING Variable Product Index Funds, each a series of ING Variable Portfolios, Inc.

/s/ KPMG LLP

Boston, Massachusetts

February 19, 2009